Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Strategic Storage Growth Trust, Inc. of our report dated March 23, 2017 with respect to the consolidated financial statements of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 included in the 2016 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP
Los Angeles, California
May 5, 2017